Filed pursuant to Rule 424(b)(2)
of the Securities Act of 1933
No. 333-107880

PROSPECTUS SUPPLEMENT

(To prospectus dated August 14, 2003)
U.S.$750,000,000

Canada Mortgage and Housing Corporation

(An agent of Her Majesty in right of Canada)

Société canadienne d’hypothèques et de logement

(Mandataire de Sa Majesté du chef du Canada)

5.00% United States Dollar Bonds due September 1, 2011

      CMHC will pay interest on the bonds semi-annually in arrears on March 1 and September 1 of each year, commencing March 1, 2007. Interest will accrue from September 14, 2006. CMHC cannot redeem the bonds prior to maturity unless certain events occur involving Canadian taxation as further described in “Description of Bonds — Maturity, Redemption and Purchases”. The bonds will mature on September 1, 2011.

      The bonds will constitute direct unconditional obligations of CMHC and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. The payment of the principal of and interest on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada.

      Application has been made for the bonds offered by this prospectus supplement to be admitted on the Official List of the Luxembourg Stock Exchange and for such bonds to be admitted to trading on the Euro MTF, the exchange regulated market of the Luxembourg Stock Exchange. Unless the context otherwise requires, references in this prospectus supplement to the bonds being “listed” shall mean that the bonds have been admitted to trading on the Euro MTF and have been admitted to the Official List of the Luxembourg Stock Exchange. The underwriters will purchase all of the bonds if any are purchased.

	Per Bond	Total

Public offering price (1)	99.95%	U.S.$	749,625,000
Underwriting discount	0.10%	U.S.$	750,000
Proceeds, before expenses, to CMHC (1)	99.85%	U.S.$	748,875,000
(1) Plus accrued interest from September 14, 2006, if settlement occurs after such date.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      We expect that the bonds will be ready for delivery in book-entry form only through The Depository Trust Company, The Canadian Depository for Securities Limited, Clearstream, Luxembourg or Euroclear, as the case may be, on or about September 14, 2006.

CIBC World Markets	Merrill Lynch & Co.	TD Securities

Deutsche Bank Securities	RBC Capital Markets
BNP PARIBAS Credit Suisse National Bank Financial Inc. Scotia Capital
BMO Capital Markets Casgrain & Company (USA) Limited HSBC JPMorgan

The date of this prospectus supplement is September 7, 2006.

SUMMARY OF THE OFFERING
DESCRIPTION OF BONDS
CLEARING AND SETTLEMENT
TAX MATTERS
UNDERWRITING
LEGAL OPINIONS
AUTHORIZED AGENT
GENERAL INFORMATION

      This prospectus supplement should be read together with the prospectus dated August 14, 2003 (the “Basic Prospectus”) of Canada Mortgage and Housing Corporation (“CMHC”) which contains, or incorporates by reference, information regarding CMHC, Canada and other matters, including a description of certain terms of CMHC’s securities. Neither CMHC nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither CMHC nor the underwriters are making an offer to sell these bonds in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying Basic Prospectus, as well as the information previously filed by CMHC with the United States Securities and Exchange Commission (the “SEC”) and incorporated by reference in the accompanying Basic Prospectus, is accurate only as of the date of such documents. That portion of the bonds being offered by this prospectus supplement and the Basic Prospectus to be sold in the United States or in circumstances where registration of the bonds is required has been registered under registration statement No. 333-107880 which CMHC has filed with the SEC. Further information regarding CMHC and the bonds may be found in registration statement No. 333-107880.

      CMHC and Canada file reports and other information with the SEC in the United States. You may read and copy any document CMHC or Canada files at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. CMHC’s and Canada’s SEC filings are also available to the public from the SEC’s website at www.sec.gov. and will be available at the office of the Luxembourg listing agent.

      The distribution of this prospectus supplement and the accompanying Basic Prospectus and the offering of the bonds in certain jurisdictions may be restricted by law. In particular, in the case of offers in the European Economic Area, the bonds may not be offered or sold, directly or indirectly, except in circumstances that will result in compliance with Directive 2003/71/ EC of the European Parliament and of the Council of 4 November 2003 ( the “Prospectus Directive”) and any implementing legislation in the relevant Member State (including the EEA) and any other applicable laws and regulations. Persons in whose possession this prospectus supplement and the accompanying Basic Prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying Basic Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting”.

      This prospectus supplement has been prepared on the basis that all offers of bonds will be made pursuant to an exemption under the Prospectus Directive (2003/71/ EC), as implemented in member states of the European Economic Area (“EEA”), from the requirement to produce and publish a prospectus which is compliant with the Prospectus Directive, as so implemented for offers of the bonds. Accordingly any person making or intending to make any offer within the EEA of the bonds which are the subject of the placement referred to in this prospectus supplement should only do so in circumstances in which no obligation arises for CMHC or the Underwriters to produce and publish a prospectus which is compliant with the Prospectus Directive, as so implemented for such offer. CMHC has not authorised and does not authorise the making of any offer of the bonds through any financial intermediary, other than offers made by the Underwriters resulting in sales constituting the final placement of the bonds contemplated in this prospectus supplement.

      References in this prospectus supplement to “U.S.$” and “United States dollars” are to the lawful money of the United States of America and all references to the “European Economic Area” or “EEA” are to the Member States of the European Union together with Iceland, Norway and Liechtenstein.

SUMMARY OF THE OFFERING

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying Basic Prospectus.

Issuer	Canada Mortgage and Housing Corporation, an agent of Her Majesty in right of Canada, 700 Montreal Road, Ottawa, Ontario, Canada K1A 0P7 (Phone: (613) 748-2000).

Securities Offered	U.S.$750,000,000 principal amount of 5.00% Bonds due September 1, 2011.

Interest Payment Dates	March 1 and September 1 of each year, commencing March 1, 2007. Interest will accrue from September 14, 2006.

Redemption	We will not redeem the bonds prior to maturity, unless certain events occur involving Canadian taxation. See “Description of Bonds — Maturity, Redemption and Purchases”.

Markets	We will offer the bonds for sale in the United States, Canada, Europe and Asia. See “Underwriting”.

Listing	We have applied to list (as defined on the cover page of this Prospectus Supplement) the bonds on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. In certain circumstances, we may cease to maintain such listing and agree to use our reasonable efforts to obtain an alternative listing. See “General Information — No obligation to maintain listing”.

Status	The bonds will constitute our direct unconditional obligations and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada.

Form and Settlement	We will issue the bonds in the form of one or more fully registered global bonds registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”) and will record the global bonds in a register held by Royal Bank of Canada, London Branch, as Registrar. You may hold a beneficial interest in a global bond through DTC, The Canadian Depository for Securities Limited (“CDS”), Clearstream Banking, société anonyme (“Clearstream Luxembourg”) or Euroclear Bank S.A./N.V. as operator of the Euroclear System or any successor in that capacity (“Euroclear”) directly as a participant in one of those systems or indirectly through organizations which are participants in any of those systems.
As an owner of a beneficial interest in a global bond, you will generally not be entitled to have bonds registered in your name, will not be entitled to receive certificates in your name evidencing the bonds and will not be considered the holder of any bonds under the Fiscal Agency Agreement.
We will issue the bonds only in denominations of U.S.$5,000 and integral multiples of U.S.$5,000.

Withholding Tax	We will make payments of principal and interest in respect of the bonds without withholding or deducting for Canadian withholding tax as set forth in “Tax Matters — Canadian Taxation” and in “Description of the Debt Securities — Payment of Additional Amounts” in the accompanying Basic Prospectus.

DESCRIPTION OF BONDS

General

      The 5.00% Bonds due September 1, 2011 in the aggregate principal amount of U.S.$750,000,000 will be issued subject to a fiscal and paying agency agreement to be dated as of September 14, 2006 (the “Fiscal Agency Agreement”) between CMHC and Royal Bank of Canada, London Branch, as fiscal agent, transfer agent, registrar and principal paying agent (the “Registrar”).

      The terms and conditions of the bonds are summarized below and are subject to the detailed provisions of the Fiscal Agency Agreement and the exhibits thereto, including the form of global bond, a copy of which will be incorporated by reference as an exhibit to registration statement No. 333-107880 and will be available for inspection at the offices of The Bank of New York (Luxembourg) S.A. in Luxembourg. The bonds and the Fiscal Agency Agreement together constitute a contract, all of the terms and conditions of which the registered holder by acceptance of the bonds assents to and is deemed to have notice of. Additional terms of the bonds are described in the Basic Prospectus under the heading “Description of the Debt Securities”.

      References to principal and interest in respect of the bonds shall be deemed also to refer to any Additional Amounts which may be payable. See “Description of the Debt Securities — Payment of Additional Amounts” in the Basic Prospectus.

Status of the Bonds

      The bonds will constitute direct unconditional obligations of CMHC and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. Payments of the principal of and interest on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada. The obligations of CMHC under the bonds rank equally with all of CMHC’s other unsecured and unsubordinated indebtedness and obligations from time to time outstanding.

Form, Denomination and Registration

      The bonds will be issued in the form of one or more fully registered global bonds registered in the name of Cede & Co. as nominee of DTC. Beneficial interests in the global bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global bonds directly through any of DTC (in the United States), CDS (in Canada), or Clearstream, Luxembourg or Euroclear (in Europe) if they are participants of such systems, or indirectly through organizations which are participants in such systems. CDS will hold interests on behalf of its participants directly through its account at DTC and Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries (the “U.S. Depositaries”), which in turn will hold such interests in customers’ securities accounts in the names of the U.S. Depositaries on the books of DTC. Except in the limited circumstances described herein, owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bonds in definitive form and will not be considered owners or holders thereof under the Fiscal Agency Agreement. See “Description of Bonds — Title” and “Description of Bonds — Definitive Certificates”.

      Bonds will only be sold in minimum denominations of U.S.$5,000 and integral multiples of U.S.$5,000.

      All bonds will be recorded in a register maintained by the Registrar, and will be registered in the name of Cede & Co., for the benefit of owners of beneficial interests in the global bonds, including participants in CDS, Clearstream, Luxembourg and Euroclear.

      The Registrar will be responsible for (i) maintaining a record of the aggregate holdings of the global bonds of Cede & Co.; (ii) ensuring that payments of principal and interest in respect of the global bonds received by the Registrar from CMHC are duly credited to Cede & Co. and (iii) transmitting to CMHC any notices from the registered holders of bonds.

      The Registrar will not impose any fees in respect of the bonds, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed bonds. However, owners of beneficial interests in the global bonds may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such interests are held with the clearing systems.

Title

      Subject to applicable law and the terms of the Fiscal Agency Agreement, CMHC and the Registrar will treat the persons in whose name a global bond is registered, initially Cede & Co., as nominee for DTC, as the owner of such global bond for the purpose of receiving payments of principal and interest on the bonds and for all other purposes whatsoever, except in respect of the payment of Additional Amounts. Therefore, neither CMHC nor the Registrar has any direct responsibility or liability for the payment of principal or interest on the bonds to owners of beneficial interests in a global bond.

Interest

      The bonds will bear interest from September 14, 2006 at a rate of 5.00% per annum. Interest for the initial period from, and including, September 14, 2006 to, but excluding, March 1, 2007 will be payable on March 1, 2007. Thereafter, interest on the bonds will be payable in two equal semi-annual installments in arrears on March 1 and September 1. Interest will be payable to the persons in whose names the bonds are registered at the close of business on February 15 or August 15 (the regular record dates), as the case may be, preceding the applicable interest payment date. Interest on the bonds will cease to accrue on the date fixed for redemption or repayment unless payment of principal is improperly withheld or refused. Any overdue principal or interest on the bonds shall bear interest at the rate of 5.00% per annum (before as well as after judgment) until paid, or if earlier, when the full amount of the moneys payable has been received by the Registrar and notice to that effect has been given in accordance with “Notices” below.

      Whenever it is necessary to compute any amount of accrued interest in respect of the bonds for a period of less than one full year, other than with respect to regular semi-annual interest payments, such interest shall be calculated on the basis of a 360-day year consisting of 12 thirty-day months.

Payments

      Principal of and interest on the bonds (including bonds in definitive form issued in exchange for a global bond as described under “Definitive Certificates”) are payable by CMHC in United States dollars to the persons in whose names the bonds are registered on the record date preceding any interest payment date or at maturity, as the case may be. The Registrar will act as CMHC’s principal paying agent for the bonds pursuant to the Fiscal Agency Agreement. In the event definitive bonds are issued, CMHC will appoint and maintain a transfer and paying agent in Luxembourg as further described under “Definitive Certificates” and will maintain a paying agent in a member state (“Member State”) of the European Union (if any) that will not be obligated to withhold or deduct tax pursuant to the European Council Directive 2003/48/EC of June 3, 2003. Ownership positions within each clearing system will be determined in accordance with the normal conventions observed by such system. Neither CMHC nor the Registrar will have any responsibility or liability for any aspect of the records of DTC, CDS, Clearstream, Luxembourg or Euroclear relating to payments made by such clearing systems on account of beneficial interests in a global bond or for maintaining, supervising or reviewing any records of such clearing systems relating to such beneficial interests.

      If any date for payment in respect of any bond is not a business day, the holder thereof shall not be entitled to payment until the next following business day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph “business day” means a day on which banking institutions in the City of New York, the City of London, England, Toronto or in the applicable place of payment are not authorized or obligated by law or executive order to be closed.

Further Issues

      CMHC may from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds ranking equally with the bonds being issued pursuant to this prospectus supplement in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further bonds or except for the first payment of interest following the issue date of such further bonds) and so that such further bonds shall be consolidated and form a single series with the bonds and shall have the same terms as to status, redemption or otherwise as the bonds. Any further bonds shall be issued subject to an agreement supplemental to the Fiscal Agency Agreement.

Maturity, Redemption and Purchases

      The principal amount of the bonds shall be due and payable on September 1, 2011. The bonds are not subject to any sinking fund, are not redeemable at the option of CMHC prior to maturity unless certain events occur involving Canadian taxation as provided below and are not repayable at the option of the holder prior to maturity.

      The bonds may be redeemed at the option of CMHC in whole, but not in part, at any time, on giving not less than 30 days’ and not more than 60 days’ notice to registered holders of bonds in accordance with “Notices” below (which notice shall be irrevocable), at 100% of the principal amount thereof, together with interest accrued thereon to the date fixed for redemption, if (a) CMHC has or will become obliged to pay Additional Amounts as provided in the Basic Prospectus under the caption “Description of the Debt Securities — Payment of Additional Amounts” as a result of any change in, or amendment to, the laws or regulations of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of this prospectus supplement and (b) such obligation cannot be avoided by CMHC taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which CMHC would be obliged to pay such Additional Amounts were a payment in respect of the bonds then due. Prior to the publication of any notice of redemption pursuant to this paragraph, CMHC shall deliver to the Registrar a certificate signed by an officer of CMHC stating that CMHC is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of CMHC so to redeem have occurred.

      CMHC may, if not in default under the bonds, at any time purchase bonds in the open market, or by tender or by private contract at any price and may cause the Registrar to cancel any bonds so purchased.

Definitive Certificates

      No beneficial owner of bonds will be entitled to receive physical delivery of bonds in definitive form except in the limited circumstances described below.

      If DTC notifies CMHC that it is unwilling or unable to continue as depositary in connection with the global bonds or ceases to be a recognized clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by CMHC within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, CMHC will issue or cause to be issued fully registered bonds in definitive form upon registration of, transfer of, or in exchange for, the global bond. CMHC may also at any time and in its sole discretion determine not to have any of the bonds held in the form of the global bond and, in such event, will issue or cause to be issued fully registered bonds in definitive form upon registration of, transfer of, or in exchange for, such global bonds. In the event definitive bonds are issued and for so long as the bonds are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, CMHC will appoint and maintain a transfer and paying agent in Luxembourg and notice of such appointment will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the d’Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu. In such circumstances, CMHC will also maintain a paying agent in a Member State (if any) that will not be obligated to withhold or deduct tax pursuant to the European Council Directive 2003/48/ EC of June 3, 2003.

      Fully registered bonds in definitive form may be presented at the office of the Luxembourg transfer agent, for registration of transfer or exchange by the Registrar in accordance with the Fiscal Agency Agreement. Payments of interest on fully registered bonds in definitive form will be made by the Registrar by cheque or wire transfer in accordance with the Fiscal Agency Agreement. Fully registered bonds in definitive form may be surrendered at the office of the Luxembourg paying agent for payment of principal at maturity or on the date fixed for redemption.

Modification

      The Fiscal Agency Agreement and the bonds may be amended or supplemented by CMHC on the one hand, and the Registrar, on the other hand, without notice to or the consent of the registered holder of any bond, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provisions contained therein, or effecting the issue of further bonds as described under “Further Issues” above, or in any other manner which CMHC may deem necessary or desirable and which, in the reasonable opinion of CMHC, on the one hand, and the Registrar, on the other hand, will not adversely affect the interests of the holders of bonds.

      The Fiscal Agency Agreement will contain provisions for convening meetings of registered holders of bonds to modify or amend by Extraordinary Resolution (as defined below) the Fiscal Agency Agreement (except as provided in the immediately preceding paragraph) and the bonds (including the terms and conditions thereof). An Extraordinary Resolution in the form of a resolution duly passed at any such meeting shall be binding on all holders of bonds, whether present or not, and an Extraordinary Resolution in the form of an instrument signed by the holders of the bonds in accordance with the definition below shall be binding on all holders of the bonds; provided, however, that no such modification or amendment to the Fiscal Agency Agreement or to the terms and conditions of the bonds may, without the consent of the registered holder of each such bond affected thereby: (a) change the stated maturity of any such bond or change any interest payment date; (b) reduce the principal amount of any such bond or the rate of interest payable thereon; (c) change the currency of payment of any such bond; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such bond; or (e) reduce the percentage of the principal amount of bonds necessary for the taking of any action, including modification or amendment of the Fiscal Agency Agreement or the terms and conditions of the bonds, or reduce the quorum required at any meeting of registered holders of bonds.

      The term “Extraordinary Resolution” will be defined in the Fiscal Agency Agreement as a resolution passed at a meeting of registered holders of bonds by the affirmative vote of the registered holders of not less than 66 2/3% of the principal amount of the bonds represented at the meeting in person or by proxy and voted on the resolution or as an instrument in writing signed by the registered holders of not less than 66 2/3% in principal amount of the outstanding bonds. The quorum at any such meeting for passing an Extraordinary Resolution will be one or more registered holders of bonds present in person or by proxy who represent at least a majority in principal amount of the bonds at the time outstanding, or at any adjourned meeting called by CMHC or the Registrar, one or more persons being or representing registered holders of bonds whatever the principal amount of the bonds so held or represented.

      So long as the bonds are listed on the Luxembourg Stock Exchange, notice of any amendment will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the d’Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu.

Governing Law

      The bonds and the Fiscal Agency Agreement will be governed by, and interpreted in accordance with, the laws of the Province of Ontario, Canada and the laws of Canada applicable therein.

Notices

      All notices to the registered holders of bonds will be mailed or delivered to such holders at their addresses indicated in records maintained by the Registrar and, as long as the bonds are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the d’Wort). Any such notice shall be deemed to have been given on the date of such delivery or publication, as the case may be, or in the case of mailing, on the second business day after such mailing.

Prescription

      CMHC’s obligation to pay the principal and interest on the bonds will cease if the bonds are not presented for payment within a period of two years and a claim for interest is not made within two years from the date on which such principal or interest, as the case may be, becomes due and payable.

CLEARING AND SETTLEMENT

      Links have been established among DTC, CDS, Clearstream, Luxembourg and Euroclear to facilitate the initial issuance of the bonds and cross-market transfers of the bonds associated with secondary market trading. DTC will be directly linked to CDS, and indirectly linked to Clearstream, Luxembourg and Euroclear through the DTC accounts of their respective U.S. Depositaries.

The Clearing Systems

      The clearing systems have advised CMHC as follows:

      DTC. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants (“DTC Participants”) and to facilitate the clearance and settlement of transactions between DTC Participants through electronic book-entry changes in accounts on DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include certain of the Underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and may in the future include certain other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (“Indirect DTC Participants”).

      Transfers of ownership or other interests in bonds in DTC may be made only through DTC Participants. Indirect DTC Participants are required to effect transfers through a DTC Participant. In addition, beneficial owners of bonds in DTC will receive all distributions of principal of and interest on the bonds through such DTC Participants to the extent received by DTC. Distributions in the United States will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See “Tax Matters — United States Taxation”.

      Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants, and because beneficial owners holding through DTC will hold interests in the bonds through DTC Participants or Indirect DTC Participants, the ability of such beneficial owners to pledge bonds to persons or entities that do not participate in DTC, or otherwise take actions with respect to such bonds, may be limited.

      CDS. CDS was incorporated in 1970 and is Canada’s national securities clearing and depositary services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants (“CDS Participants”) include banks, investment dealers and trust companies and may include certain of the Underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS Participant. Transfers of ownership and other interests, including cash distributions, in bonds in CDS may only be processed through CDS Participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary, Vancouver and Halifax to centralize securities clearing functions through a central securities depositary.

      CDS is a private corporation, owned one-third by investment dealers, one-third by banks and one-third by trust companies through their respective industry associations. CDS is the exclusive clearing house for equity trading on the Toronto Stock Exchange and also clears a substantial volume of “over the counter” trading in equities and bonds.

      Clearstream, Luxembourg. Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

      Distributions with respect to bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositaries for Clearstream, Luxembourg.

      Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (“the Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

      The Euroclear Operator was granted a banking license by the Belgian Banking and Finance Commission in 2000, authorizing it to carry out banking activities on a global basis. It took over operation of Euroclear from the Brussels, Belgium office of Morgan Guaranty Trust Company of New York on December 31, 2000.

      Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

      Distributions with respect to bonds held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

      Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between CDS Participants will be in accordance with market conventions applicable to transactions in book-based Canadian domestic bonds. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear.

      Transfers Between DTC and CDS, Clearstream, Luxembourg or Euroclear. Cross-market transfers between persons holding directly or indirectly through DTC Participants, on the one hand, and directly or indirectly through CDS, Clearstream, Luxembourg or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules; however, such cross-market transaction will require delivery of instructions to the relevant clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant clearing system will, if the transaction meets its settlement requirements, deliver instructions to DTC directly or through its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving bonds in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. CDS Participants, Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to DTC or the respective U.S. Depositary of Clearstream, Luxembourg or Euroclear.

      Because of time zone differences, credits of bonds received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such bonds settled during such processing will be reported to the relevant Clearstream, Luxembourg Participant or Euroclear Participant on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of bonds by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

      Transfers Between Clearstream Luxembourg, Euroclear and CDS. Cross-market transfers between Clearstream, Luxembourg, Euroclear and CDS Participants will be effected in DTC.

      When bonds are to be transferred from the account of a CDS Participant to the account of a Clearstream, Luxembourg Participant or Euroclear Participant, the CDS Participant will transmit instructions to CDS on settlement date. The Clearstream, Luxembourg Participant or Euroclear Participant will transmit instructions to Clearstream, Luxembourg or Euroclear at least one business day prior to settlement date. One business day prior to settlement date Clearstream, Luxembourg, and on settlement date Euroclear, will transmit trade instructions to its respective U.S. Depositary. The beneficial interests in the bonds and payments for such beneficial interests will be transferred in DTC by CDS and the respective U.S. Depositaries for Clearstream, Luxembourg and Euroclear.

      Although DTC, CDS, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of bonds among participants of DTC, CDS, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

TAX MATTERS

Canadian Taxation

      In the opinion of Stikeman Elliott LLP, Canadian counsel for the Underwriters, the following summary fairly describes the principal Canadian federal income tax consequences generally applicable to a holder of bonds acquired pursuant to this prospectus supplement who, for purposes of the Income Tax Act (Canada) (the ”Act”) and at all relevant times is not and is not deemed to be resident in Canada (a ”Non-Resident Holder”). This summary is based on the provisions of the Act and the regulations thereunder in force on the date hereof and such counsel’s understanding of the current administrative and assessing practices and policies published by the Canadian Revenue Agency Canada. This summary does not take into account provincial, territorial or foreign income tax considerations and is not applicable to Canadian residents. No assurances can be given that changes in the law or administrative practices or future court decisions will not affect the tax treatment of a Non-Resident Holder.

      This summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular holder and no representation with respect to the consequences to any particular holder is made. Therefore, each holder should consult its own tax advisors for advice regarding its particular circumstances.

      CMHC is not required to deduct or withhold tax from interest or principal paid or credited by CMHC on the bonds to a Non-Resident Holder. In addition, no other tax on income or capital gains is payable in respect of the bonds or the interest thereon by a Non-Resident Holder who does not use or hold, and is not deemed or considered to use or to hold, the bonds in carrying on business in Canada, is not an insurer carrying on an insurance business in Canada and elsewhere, or is not otherwise required to include an amount in respect of the bonds in computing income from carrying on a business in Canada.

      The following summary supplements the discussion under “Tax Matters — Canadian Federal Income Tax Consequences, Investors Resident in Canada” in the Basic Prospectus, to which reference is hereby made.

      As the amounts in respect of the bonds are payable in United States dollars, all amounts, including the cost of interest received, accrued or deemed to accrue on, and proceeds from the bonds, must be determined in Canadian dollars at applicable exchange rates for the purposes of the Act.

United States Taxation

      The following summary supplements the discussion under “Tax Matters — Certain U.S. Federal Tax Considerations” in the Basic Prospectus, to which reference is hereby made. The description reflects present law, which is subject to prospective and retroactive changes. The following summary deals only with initial purchasers who are United States Persons (as defined below) that hold bonds as capital assets. It does not deal with the tax considerations relevant to certain holders, such as banks, traders who elect to mark to market, life insurance companies, persons holding bonds as a hedge, straddle, conversion or integrated transaction and persons whose functional currency is not the U.S. dollar.

      Prospective purchasers of bonds should consult their own tax advisors concerning the application of the U.S. federal income tax laws to their particular situations, as well as the application of the tax laws of other jurisdictions.

      For purposes of this discussion, “United States Person” means a citizen or resident of the United States, a corporation, partnership or other business entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source or trusts subject to the control of a U.S. person and the primary supervision of a U.S. court.

          Interest Payments

      Interest on a bond received or accrued by holders, including Additional Amounts, if any, and any Canadian income tax withheld, will be taxable to such holder as ordinary interest income at the time it is accrued or is paid, in accordance with such holder’s method of accounting for U.S. federal income tax purposes. If Canadian income tax is withheld, a holder may, subject to certain limitations, be entitled to a foreign tax credit or, at the election of such holder, a deduction.

          Dispositions

      A holder’s tax basis in a bond generally will be the purchase price of such bond. Upon the sale, exchange or redemption of a bond, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (other than accrued but unpaid interest and Additional Amounts, if any) and the holder’s tax basis in such bond. Gain or loss so recognized will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income tax for certain taxpayers who are individuals) or losses (the deductibility of which is subject to limitations).

UNDERWRITING

      Subject to the terms and conditions set forth in the Underwriting Agreement dated as of September 7, 2006 (the “Underwriting Agreement”), each of the underwriters named below (the “Underwriters”), for whom CIBC World Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and TD Securities (USA) LLC are acting as representatives (the “Representatives”), has severally agreed to purchase, and CMHC has agreed to sell to each of them severally, the respective principal amounts of bonds set forth opposite its name below. Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the bonds, if any are taken.

	Principal Amount
Underwriter
CIBC World Markets Corp.	U.S.$	180,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated		180,000,000
TD Securities (USA) LLC		180,000,000
Deutsche Bank Securities Inc.		45,000,000
RBC Capital Markets Corporation		45,000,000
BNP Paribas Securities Corp.		22,500,000
Credit Suisse Securities (Europe) Limited		22,500,000
National Bank Financial Inc.		22,500,000
Scotia Capital (USA) Inc.		22,500,000
Bank of Montreal, London Branch		7,500,000
Casgrain & Company (USA) Limited		7,500,000
HSBC Securities (USA) Inc.		7,500,000
J.P. Morgan Securities Ltd.		7,500,000

Total	U.S.$	750,000,000

      The Underwriters have advised CMHC that they propose initially to offer the bonds directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed.

      The bonds are offered for sale in the United States, Canada and those jurisdictions in Europe and Asia where it is legal to make such offers.

      Each of the Underwriters has agreed that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the bonds or distribute this prospectus supplement, the accompanying Basic Prospectus or any other offering material relating to the bonds, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on CMHC except as contained in the Underwriting Agreement.

      In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of bonds to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of bonds to the public in that Relevant Member State at any time:

(i)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(ii)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(iii)	to fewer than 100 natural or legal persons(other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Representatives for any such offer; or

(iv)	in any other circumstances falling within Article 3 (2) of the Prospectus Directive;

provided that no such offer of bonds shall result in a requirement for the publication by CMHC or any Underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

      For the purposes of this provision, the expression an “offer of bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

      For greater certainty, CMHC’s intention is that CMHC’s offer ends with the offer by the Underwriters to their customers.

      Each of the Underwriters has also agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue and sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to CMHC; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

      The bonds have not been and will not be registered under the Securities and Exchange Law of Japan. Each of the Underwriters has agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the bonds in Japan or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to any exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws of Japan.

      Each of the Underwriters has agreed that (i) it has not offered or sold and will not offer or sell, directly or indirectly, in Hong Kong by means of any document, any bonds other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Chap. 32) of Hong Kong and (ii) it has not issued and will not issue, directly or indirectly, any invitation or advertisement relating to the bonds in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to bonds intended to be disposed of to persons outside Hong Kong or to be disposed of in Hong Kong only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or as agent.

      Purchasers may be required to pay stamp duties or taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth above.

      The bonds are a new issue of securities with no established trading market. CMHC has been advised by the Representatives that some of the Underwriters intend to make a market in the bonds, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or the trading markets for, the bonds.

      In connection with the sale of the bonds, the Representatives (the “Stabilizing Managers”) or any person acting on behalf of any of them may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, the Stabilizing Managers may overallot the offering, creating a short position. In addition, the Stabilizing Managers may bid for, and purchase, the bonds in the open market to cover short positions or to stabilize the price of the bonds. Any of these activities may stabilize or maintain the market price of the bonds above independent market levels. The Stabilizing Managers will not be required to engage in these activities, and may end any of these activities at any time. Any stabilisation activity in the EEA may commence on or after the date on which adequate public disclosure of the terms of the offer of the bonds is made and, if commenced, may be ended at any time, but it must end no later than the earlier of 30 days after the date of issue and 60 days after the date of allotment of the bonds.

      CMHC has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

      CMHC will pay its issuing expenses estimated at U.S.$185,000, including U.S.$60,000 to the Underwriters as partial reimbursement of their expenses. CMHC’s estimated net proceeds from the issuance of the bonds will be approximately U.S.$748,690,000.

LEGAL OPINIONS

      The legality of the bonds will be passed upon on behalf of CMHC by Douglas V. Tyler, General Counsel of CMHC, and on behalf of the Underwriters by Stikeman Elliott LLP of Toronto, Ontario, Canadian counsel for the Underwriters. Milbank, Tweed, Hadley & McCloy LLP of New York, New York will pass on certain U.S. legal matters in connection with the offering of the bonds on behalf of CMHC. Davis Polk & Wardwell of New York, New York will pass on certain U.S. legal matters in connection with the offering of the bonds on behalf of the Underwriters.

      The statements under “Tax Matters — Canadian Taxation” are set forth herein in reliance upon the opinion of Stikeman Elliott LLP, and the statements under “Tax Matters — United States Taxation” are set forth therein in reliance upon the opinion of Milbank, Tweed, Hadley & McCloy LLP.

AUTHORIZED AGENT

      The authorized agent of CMHC in the United States is Susan E. Harper, Minister-Counselor and Head of Section (Economic and Trade Policy), Canadian Embassy, 501 Pennsylvania Avenue N.W., Washington, D.C. 20001.

GENERAL INFORMATION

      The bonds have been accepted for clearance through DTC, CDS, Clearstream, Luxembourg and Euroclear. The Common Code is 026796024, the ISIN number is US135143 AZ84 and the CUSIP number is 135143 AZ8.

      The issue and sale of the bonds was authorized by resolutions of the Board of Directors of CMHC dated August 22, 2006 and has been approved by the Minister of Finance of Canada.

      Save as disclosed herein and in the accompanying Basic Prospectus, there has been no material adverse change in the business, financial condition or results of operations of CMHC which is material in the context of the issue of the bonds since December 31, 2005.

      Except as described herein and in the accompanying Basic Prospectus, CMHC is not involved in any litigation, arbitration or administrative proceedings which would materially adversely affect the financial position of CMHC, to the best of the knowledge of CMHC, nor are any such litigation, arbitration or administrative proceedings involving it pending or threatened.

      Copies of the following documents will, so long as any bonds are listed on the Luxembourg Stock Exchange, be available for inspection free of charge during usual business hours at the specified office of Bank of New York, Luxembourg: (a) the documents incorporated by reference herein and in the Basic Prospectus (copies of which may be obtained free of charge from The Bank of New York (Luxembourg) S.A., in Luxembourg); (b) the Fiscal Agency Agreement (which will contain the form of the global bonds); (c) the Underwriting Agreement; and (d) the Canada Mortgage and Housing Corporation Act, the Financial Administration Act (Canada) and the resolution of the Board of Directors of CMHC dated August 22, 2006.

      The Bank of New York (Luxembourg) S.A. has been appointed as the Luxembourg listing agent. In the event definitive bonds are issued and for so long as the bonds are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, CMHC will appoint and maintain a transfer and paying agent in Luxembourg, and notice of such appointment will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the d’Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu.

      The auditors of CMHC are Raymond Chabot Grant Thornton, Montreal, Quebec and the Auditor General of Canada, Ottawa, Ontario.

European Union Savings Tax Disclosure

      Under European Council Directive 2003/48/ EC on the taxation of savings income, Member States are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. For a transitional period Luxembourg, Belgium and Austria are instead required (unless during such transitional period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including Switzerland have agreed to adopt similar measures (a withholding system in the case of Switzerland).

No Obligation to maintain listing

      The Transparency Obligations Directive 2004/109/ EC of the European Parliament and of the Council of December 15, 2004 (the “TOD”), which relates to information about issuers whose securities are admitted to trading on a regulated market and amends Directive 2001/34/ EC (“CARD”) relating to information about issuers whose securities are admitted to “official listing” in the EEA, was published in the Official Journal of the European Union on December 31, 2004. The TOD must be implemented on or before January 20, 2007 in all Member States and its impact on CMHC or bonds admitted to the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF is not yet entirely clear. Accordingly, if CMHC, in its sole discretion, determines that it is unduly burdensome to maintain such listing, including as a result of the implementation of TOD in Luxembourg, it will use reasonable endeavours to seek an alternative admission to listing, trading and/or quotation of such bonds by another listing authority, securities exchange and/or quotation system that it deems appropriate. However if such alternative listing is not available or, in the opinion of CMHC is impractical or unduly burdensome, the bonds may be delisted and an alternative listing may not be obtained. Subject to the foregoing, CMHC is not under any obligation to maintain any listing of the bond in such circumstances.

REGISTERED OFFICE OF

CANADA MORTGAGE AND HOUSING CORPORATION
700 Montreal Road
Ottawa, Ontario
Canada K1A 0P7

REGISTRAR, FISCAL, TRANSFER AND PRINCIPAL PAYING AGENT Royal Bank of Canada, London Branch 71 Queen Victoria Street London EC4V 4DE England	LUXEMBOURG LISTING AND PAYING AGENT The Bank of New York (Luxembourg) S.A. Aerogolf Center 1A Hoehenhof L-1736 Senningerberg Luxembourg

LEGAL ADVISORS

to the Issuer as to Canadian law General Counsel Canada Mortgage and Housing Corporation 700 Montreal Road Ottawa, Ontario Canada K1A 0Z7	to the Underwriters as to Canadian law Stikeman Elliott LLP Commerce Court West Toronto, Ontario Canada M5L 1B9
as to U.S. law Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, New York 10005 U.S.A.	as to U.S. law Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 U.S.A.

AUDITORS

Auditor General of Canada Crown Corporations 240 Sparks Street 11th Floor West Tower Ottawa, Ontario Canada K1A OG6	Raymond Chabot Grant Thornton National Bank Tower Suite 1900 600 de la Gauchetiere Street West Montreal, Quebec Canada H3B 4L8

PROSPECTUS

U.S. $2,000,000,000

Debt Securities

Canada Mortgage and Housing Corporation

(An agent of Her Majesty in right of Canada)

Société canadienne d’hypothèques et de logement

(Mandataire de Sa Majesté du Chef du Canada)

     Canada Mortgage and Housing Corporation intends to offer up to U.S. $2,000,000,000 of its debt securities, or the equivalent in other currencies. The debt securities will be offered from time to time in amounts and at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. You should read this prospectus and supplements carefully before you invest.

      The debt securities will constitute direct unconditional obligations of Canada Mortgage and Housing Corporation and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. The payment of the principal of and interest on the debt securities will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR CORRECT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 14, 2003.

AVAILABLE INFORMATION

      Neither Canada Mortgage and Housing Corporation (“CMHC”) nor Canada is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). CMHC and Canada have filed reports on Form 18-K with the Securities and Exchange Commission (the “SEC”) on a voluntary basis. These reports include certain financial, statistical and other information concerning CMHC and Canada. CMHC and Canada may also file amendments on Form 18-K/A to their reports on Form 18-K for the purpose of filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any related prospectus supplement relates, which exhibits would thereby be incorporated by reference into such registration statement. Such reports can be inspected and copied at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. CMHC’s and Canada’s SEC filings are also available to the public over the Internet at the SEC’s website at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

      There are hereby incorporated by reference in this prospectus CMHC’s most recent Annual Report on Form 18-K filed with the SEC on June 13, 2003, Canada’s most recent Annual Report on Form 18-K filed with the SEC on December 20, 2002 and Canada’s Amendment No. 1 on Form 18-K/A filed with the SEC on February 20, 2003.

      All Annual Reports on Form 18-K and any amendments on Form 18-K/A filed with the SEC by CMHC or Canada after the date of this prospectus and prior to the termination of the offering of the debt securities offered hereunder shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      CMHC undertakes to provide without charge to each person receiving a copy of this prospectus, upon oral or written request of such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be addressed to CMHC Treasurer, Canada Mortgage and Housing Corporation, 700 Montreal Road, Ottawa, Ontario K1A 0P7 (telephone: (613) 748-2000).

JURISDICTION AND CONSENT TO SERVICE

      Neither CMHC nor Canada has agreed to waive any immunity from jurisdiction or has appointed an agent in the United States upon which process may be served for any purpose. See “Description of the Debt Securities — Governing Law and Enforceability”.

CANADA MORTGAGE AND HOUSING CORPORATION

History and Purpose

      CMHC was established by the CMHC Act in 1946 to administer federal housing legislation. The present name was adopted in 1979.

      The principal role of CMHC is the administration of the National Housing Act. CMHC achieves its mandate through the following four business pillars: insurance and securitization, assisted housing, research and information transfer, and international activities. They are designed to: (i) improve housing choice and affordability for Canadians; (ii) improve housing and living conditions for Canadians; (iii) support market competitiveness, job creation and housing sector well-being; and (iv) be a progressive and responsive organization of the Government of Canada.

      As the Canadian government’s housing agency, CMHC guarantees securities issued on the basis of housing loans, funds assisted-housing programs for lower income Canadians and offers housing-related loans and investments. CMHC also conducts research in housing design, technology and sustainability to help improve housing and living conditions for Canadians. In addition, CMHC promotes Canadian housing in foreign markets, increasing export opportunities for housing products, services and expertise. CMHC is also Canada’s leading provider of residential mortgage insurance.

      CMHC’s head office is located at 700 Montreal Road, Ottawa, Ontario, K1A 0P7 (telephone: (613) 748-2000). CMHC also operates five regional business centers and several local offices throughout Canada.

Status as a Crown Corporation

      CMHC is an agent of Her Majesty in right of Canada and is a Crown corporation wholly owned by Canada. Crown corporations are established by the Parliament of Canada for many purposes, including the administering and managing of public services in which business enterprise and public accountability must be combined. CMHC is accountable for its affairs to Parliament through the Minister Responsible for CMHC.

USE OF PROCEEDS

      The net proceeds of the debt securities to which this prospectus relates will be used for general corporate purposes unless otherwise stated in an applicable prospectus supplement.

DESCRIPTION OF THE DEBT SECURITIES

      The following is a brief summary of the terms and conditions of the debt securities and the fiscal agency agreement under which the debt securities will be issued. Copies of the forms of debt securities and the form of fiscal agency agreement are or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This summary does not purport to be complete and is qualified in its entirety by reference to such exhibits.

      The debt securities may be issued in one or more series as may be authorized from time to time by CMHC. Reference is made to the applicable prospectus supplement for the following terms of debt securities offered thereby: (i) the designation, aggregate principal amount, any limitation on such principal amount and authorized denominations; (ii) the percentage of their principal amount at which such debt securities will be issued; (iii) the maturity date or dates; (iv) the interest rate, if any, which rate may be fixed, variable or floating; (v) the dates and paying agencies when and where interest payments, if any, will be made; (vi) any optional or mandatory redemption terms or repurchase or sinking fund provisions; (vii) whether such debt securities will be in bearer form with interest coupons, if any, or in registered form, or both, and restrictions on the exchange of one form for another; (viii) the currency in which the principal of and interest, if any, on the debt securities will be payable; (ix) any terms for conversions; (x) the exchange or exchanges, if any, on which application for listing of the debt securities may be made; and (xi) other specific provisions.

      There will be a fiscal agent or agents for CMHC in connection with the debt securities whose duties with respect to any series will be governed by the fiscal agency agreement applicable to such series. CMHC may appoint different fiscal agents for different series of debt securities and may vary or terminate the appointment of any fiscal agent from time to time. CMHC may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. The fiscal agent is the agent of CMHC, is not a trustee for the holders of debt securities, and does not have the same responsibilities or duties to act for such holders as would a trustee.

      References to principal and interest in respect of the debt securities shall be deemed also to refer to any Additional Amounts which may be payable. See “Payment of Additional Amounts.”

Status

      The debt securities will constitute direct unconditional obligations of CMHC and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. Payments of the principal of and interest, if any, on the debt securities will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada. The obligations of CMHC under each debt security will rank equally with all of CMHC’s other unsecured and unsubordinated indebtedness and obligations from time to time outstanding.

Payment of Additional Amounts

      All payments of, or in respect of, principal of and interest on the debt securities will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatsoever nature imposed or levied by or on behalf of the Government of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, unless such taxes, duties, assessments or charges are required by law or by the administration or interpretation thereof to be withheld or deducted. In that event, unless otherwise provided in an applicable prospectus supplement, CMHC (subject to its rights of redemption) will pay to the registered holders of the debt securities such additional amounts (the “Additional Amounts”) as will result (after withholding or deduction of the said taxes, duties, assessments or charges) in the payment to the holders of debt securities of the amounts which would otherwise have been payable in respect of the debt securities in the absence of such taxes, duties, assessments or charges, except that no such Additional Amounts shall be payable with respect to any debt security:

      (a) a beneficial owner of which is subject to such taxes, duties, assessment or charges in respect of such debt security by reason of such owner being connected with Canada otherwise than merely by the holding or ownership as a non-resident of Canada of such debt security; or

      (b) presented for payment more than 15 days after the Relevant Date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on the last day of such period of 15 days. For this purpose, the “Relevant Date” in relation to any debt security means whichever is the later of:

(i) the date on which the payment in respect of such debt security becomes due and payable; or

(ii) if the full amount of the moneys payable on such date in respect of such debt security has not been received by the relevant paying agent on or prior to such date, the date on which notice is duly given to the holders of the debt securities that moneys have been so received.

Global Securities

      The debt securities may be issued in the form of one or more fully registered global debt securities. The specific terms of the depositary arrangement with respect to any series of debt securities to be issued in the form of a global debt security will be described in the prospectus supplement relating to such series.

Governing Law and Enforceability

      The debt securities and the fiscal agency agreement will provide that they are to be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein, except as otherwise specified in the prospectus supplement.

      No applicable law requires the consent of any public official or authority for proceedings to be brought in Canada or judgment to be obtained in any such proceedings against CMHC or Canada arising out of or relating to obligations under the securities, nor is any immunity from jurisdiction available to CMHC or Canada in any such proceedings, irrespective of whether a party to the proceedings or the holder of the security is or is not a resident within or a citizen of Canada. A judgment obtained in an action brought against Her Majesty in right of Canada in the Federal Court of Canada is not capable of being enforced by execution but is payable out of the Consolidated Revenue Fund of Canada. Pursuant to the Currency Act (Canada), a judgment by a court in Canada must be awarded in Canadian currency, and such judgment may be based on a rate of exchange in existence on a day other than the day of payment.

      Neither CMHC nor Canada has agreed to waive any immunity from jurisdiction or has appointed an agent in New York upon which process may be served for any purpose. In the absence of a waiver of immunity by CMHC or Canada, it would be possible to obtain a United States judgment in an action against CMHC or Canada, as the case may be, only if a court were to determine that the United States Foreign Sovereign Immunities Act of 1976 precludes the granting of sovereign immunity. However, even if a United States judgment could be obtained in any such action under that Act, it may not be possible to obtain in Canada a judgment based on such a United States judgment. Moreover, execution upon property of CMHC or Canada located in the United States to enforce a judgment obtained under that Act may not be possible except under the limited circumstances specified in that Act.

TAX MATTERS

Canadian Federal Income Tax Consequences

      The following constitutes a summary of the principal Canadian federal income tax consequences for an investor who acquires debt securities pursuant to an offering by CMHC, is the beneficial owner of the debt securities, at all times for the purposes of the Income Tax Act (Canada) (the “Tax Act”) holds the debt securities as capital property within the meaning of the Tax Act, and deals at arm’s length with CMHC and any prospective purchaser of the debt securities.

      Generally the debt securities will be considered to be capital property to an investor provided that the investor does not hold the debt securities in the course of carrying on a business of buying and selling securities and has not acquired them as an adventure in the nature of trade. This summary does not apply to a financial institution (as defined in Section 142.2 of the Tax Act).

      This summary is based upon the provisions of the Tax Act, the regulations thereunder and the Canada Customs and Revenue Agency’s published administrative and assessing policies as of the date of this prospectus. It also takes into account specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Canadian federal Minister of Finance prior to the date of this prospectus, but there is no certainty that such proposals will be enacted in the form proposed, if at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or governmental action or interpretation, nor does it address any provincial or foreign income tax considerations. This summary discusses the tax considerations applicable to persons who purchase debt securities upon their initial offering and does not discuss the tax considerations applicable to subsequent purchasers of the debt securities. The discussion does not address debt securities issued with original issue discount or other special features. The prospectus supplement applicable to an issue of debt securities with such special features will address the federal income tax considerations relevant to investing in such debt securities and the discussion below is subject to any discussion of federal income tax considerations in an applicable pricing supplement.

      This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor concerning the consequences of acquiring, holding or disposing of debt securities. In particular, investors who do not hold debt securities as capital property and investors who do not deal at arm’s length with the issuer, as well as investors who are “financial institutions” subject to special provisions of the Tax Act applicable to income, gain or loss arising from specified debt obligations or mark-to-market properties, should consult their own tax advisors, as the following summary does not apply to such investors.

Investors Resident in Canada

      The following section of this summary is applicable to an investor holding debt securities who, at all relevant times, is a resident of Canada for purposes of the Tax Act (a “Canadian investor”).

          Interest

      A Canadian investor (other than a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary) will be required to include in computing its income for a taxation year any interest on debt securities that becomes receivable or is received by it before the end of the year (depending upon the method regularly followed by the Canadian investor in computing income), except to the extent that such interest was included in computing the Canadian investor’s income for that or a preceding taxation year.

      A Canadian investor that is a corporation, partnership, trust or any trust of which a corporation or a partnership is a beneficiary will be required to include in computing its income for a taxation year any interest on debt securities that accrues to it to the end of that year, or that becomes receivable or is received by it before the end of the year, except to the extent that such interest was included in computing the Canadian investor’s income for a preceding taxation year.

          Dispositions

      A Canadian investor will generally be required to include in computing its income for the taxation year in which a disposition of a debt security occurs (or is deemed to occur) the amount of interest that accrues to it to the date of the disposition, except to the extent that such amount has otherwise been included in income.

      In general, a disposition or deemed disposition of a debt security will give rise to a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of unpaid accrued interest and any reasonable costs of disposition, exceed (or are less than) the Canadian investor’s adjusted cost base of such debt security immediately before the disposition. One-half of any such capital gain (a “taxable capital gain”) realized by a Canadian investor in a taxation year will be included in computing the Canadian investor’s income for the year. One-half of the amount of any capital loss (an “allowable capital loss”) realized by a Canadian investor in a taxation year may be deducted from taxable capital gains realized by the Canadian investor in the year or against net taxable gains realized in any of the three preceding taxation years or in any subsequent taxation year, to the extent and under the circumstances described in the Tax Act.

       Additional Refundable Tax

      An investor that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including interest and taxable capital gains. The aforesaid tax is included in the 26 2/3% amount on which a “dividend refund” (as defined in the Tax Act) in respect of investment income may be claimed in accordance with the Tax Act.

          Large Corporations Tax

      A Canadian investor that is a corporation will not be entitled to include any amount in respect of the debt securities in computing its “investment allowance” for purposes of computing “taxable capital” (both as defined in the Tax Act) under Part I.3 of the Tax Act.

Investors Not Resident in Canada

      The following section of this summary is applicable to an investor holding debt securities who, at all relevant times, for the purposes of the Tax Act, is, or is deemed to be, a non-resident of Canada and who does not hold or is not deemed to use or hold the debt securities in carrying on business in Canada (a “non-resident investor”). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

      A non-resident investor will not be subject to Canadian non-resident withholding tax on any interest paid or credited on the debt securities, provided that none of the interest so payable (other than any such interest payable on a prescribed obligation as described below) is contingent or dependent on the use of, or production from, property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation. A “prescribed obligation” for these purposes is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money, and no amount payable in respect of the obligation is contingent or dependent upon the use of, or production from, property in Canada, or is computed by reference to any of the criteria described in the previous sentence, other than a change in the purchasing power of money. No other Canadian taxes on income, including taxable capital gains on the disposition of a debt security, are payable by a non-resident investor in respect of a debt security.

Certain U.S. Federal Tax Considerations

      The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the debt securities, but does not purport to be a complete analysis of all of the potential tax considerations. This summary is based on the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated or proposed thereunder (“Treasury Regulations”), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary deals only with investors that will hold the debt securities as “capital assets”, and does not address tax considerations applicable to investors that may be subject to special tax rules such as banks, tax-exempt organizations, insurance companies, dealers, traders in securities or other persons who are required or who elect to mark to market, persons that will hold debt securities as a position in a hedging, straddle, conversion or integrated transaction, or persons that have a functional currency other than the United States dollar. This summary discusses the tax considerations applicable to persons who purchase debt securities from the underwriters upon their initial offering and does not discuss the tax considerations applicable to subsequent purchasers of the debt securities. The discussion does not address debt securities issued with original issue discount or other special features or warrants to purchase notes. The prospectus supplement applicable to an issue of debt securities with such special features will address the federal income tax considerations relevant to investing in such debt securities and the discussion below is subject to any discussion of federal income tax considerations in an applicable pricing supplement. This summary does not cover any State or local or foreign tax implications of the acquisition, ownership, or disposition of the debt securities.

      Investors considering the purchase of the debt securities should consult their own tax advisors with respect to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

      As used herein, the term “U.S. Holder” means the beneficial owner of a debt security that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any State, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all of the trust’s substantial decisions (or for certain trusts formed prior to August 20, 1996, if such trust has a valid election in effect under U.S. law to be treated as a U.S. person).

          Interest Payments

      Interest on a debt security received or accrued by a U.S. Holder (whether received in U.S. dollars or a currency other than the U.S. dollar (“foreign currency”)) will be taxable to such holder as ordinary interest income at the time it is accrued or paid, in accordance with such holder’s method of accounting for U.S. federal income tax purposes. A cash basis holder receiving an interest payment in foreign currency will be required to include in income the U.S. dollar value of such payment determined on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time.

      An accrual basis holder of a debt security denominated in a foreign currency will be required to include in income the U.S. dollar value of the amount of interest income that has accrued with respect to an interest payment, determined by translating such income at the average rate of exchange for the relevant interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate for the portion of such interest accrual period within the taxable year. The average rate of exchange for an interest accrual period (or portion thereof) is the simple average of the exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied). An accrual basis holder may elect to translate interest income (as well as interest expense) on debt instruments denominated in a foreign currency using the exchange rate on the last day of an interest accrual period (or the last day of the taxable year for the portion of such period within the taxable year). In addition, a holder may elect to use the exchange rate on the date of receipt (or payment) for such purpose if such date is within five business days of the last date of an interest accrual period. The election must be made in a statement filed with the taxpayer’s return, and is applicable to all debt instruments for such year and thereafter unless changed with the consent of the Internal Revenue Service (the “IRS”).

      Upon receipt of an interest payment, an accrual basis holder will recognize ordinary income or loss with respect to accrued interest income in an amount equal to the difference between the U.S. dollar value of the payment received (determined on the date such payment is received) in respect of such interest accrual period and the U.S. dollar value of the interest income that has accrued during such interest accrual period (as determined in the preceding paragraph). Any such income or loss generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS.

          Dispositions

      A U.S. Holder’s tax basis in a debt security generally will be the U.S. dollar value of the purchase price of such debt security on the date of purchase. Upon the sale, exchange or redemption of a debt security, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (or the U.S. dollar value of the amount if it is realized in a foreign currency) and the holder’s tax basis in such debt security. Except with respect to gains or losses attributable to changes in exchange rates, as described in the next paragraph, and assuming such debt securities were not acquired at a market discount, gain or loss so recognized will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain taxpayers who are individuals) or losses (the deductibility of which is subject to limitations).

      Gain or loss recognized by a holder on the sale, exchange or retirement of a debt security that is attributable to changes in the rate of exchange between the U.S. dollar and a foreign currency generally will be treated as ordinary income or loss. Such foreign currency gain or loss is recognized on the sale or retirement of a debt security only to the extent of total gain or loss recognized on the sale or retirement of such debt security.

          Transactions in Foreign Currency

      Foreign currency received as a payment of interest on, or on the sale or retirement of, a debt security will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time payment is received in consideration of such sale or retirement. The amount of gain or loss recognized on a sale or other disposition of such foreign currency will be equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other currency or property received in such sale or other disposition, and (ii) the tax basis of the recipient in such foreign currency.

      The above discussion is a general summary. It does not cover all tax matters that may be of importance to a particular investor. The discussion also does not address federal income tax considerations relevant to investing in debt securities issued with original issue discount or other special features and is subject to any discussion of federal income tax considerations in a prospectus supplement applicable to an issue of debt securities with such special features. Each prospective investor is strongly urged to consult its own tax advisor about the tax consequences to it of an investment in the debt securities.

PLAN OF DISTRIBUTION

      CMHC may sell the debt securities to which this prospectus relates in any of three ways: (i) through underwriters or dealers, (ii) directly to one or a limited number of institutional purchasers or (iii) through agents. Each prospectus supplement with respect to the debt securities will set forth the terms of the offering of the debt securities, including the name or names of any underwriters or agents, the purchase price of the debt securities and the net proceeds to CMHC from such sale, any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the debt securities may be listed.

      If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the debt securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      The debt securities may be sold directly by CMHC or through agents designated by CMHC from time to time. Any agent involved in the offer or sale of the debt securities will be named, and any commissions payable by CMHC to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment and will not be acquiring such debt securities for its own account.

      As one of the means of direct issuance of debt securities, CMHC may utilize the services of an entity through which it may conduct an electronic “dutch auction” or similar offering of the debt securities among potential purchasers who are eligible to participate in the auction or offering of such debt securities, as described in the applicable prospectus supplement.

      The debt securities may be offered by CMHC directly to the public, with or without the involvement of agents, underwriters or dealers and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by CMHC, and which may directly affect the price or other terms at which such debt securities are sold.

      The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocating systems are likely to be developed in the future, and

CMHC may utilize such systems in connection with the sale of the debt securities. We will describe in the related supplement to this prospectus how any auction or bidding process will be conducted to determine the price or any other terms of the debt securities, how potential investors may participate in the process and, when applicable, the nature of the underwriters’ obligations with respect to the auction or ordering system.

      Agents and underwriters may be entitled under agreements entered into with CMHC to indemnification by CMHC against certain civil liabilities, including liabilities under the United States Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for CMHC in the ordinary course of business.

AUTHORIZED AGENT

      The name and address of the authorized agent of CMHC in the United States is William R. Crosbie, Minister-Counselor (Economic and Trade Policy), Canadian Embassy, 501 Pennsylvania Ave., N.W., Washington, D.C. 20001.

FURTHER INFORMATION

      A registration statement relating to the debt securities, on file with the SEC, contains further information.

U.S.$750,000,000

Canada Mortgage and Housing Corporation

(An agent of Her Majesty in right of Canada)

Société canadienne d’hypothèques et de logement

(Mandataire de Sa Majesté du chef du Canada)

5.00% United States Dollar Bonds due September 1, 2011

PROSPECTUS SUPPLEMENT

CIBC World Markets
Merrill Lynch & Co.
TD Securities
Deutsche Bank Securities
RBC Capital Markets
BNP PARIBAS
Credit Suisse
National Bank Financial Inc.
Scotia Capital
BMO Capital Markets
Casgrain & Company (USA) Limited
HSBC
JPMorgan

September 7, 2006